EXHIBIT 99.1

RockTenn Reports Fourth Quarter Fiscal 2013 Earnings Up 111% Over the Prior Year Quarter

NORCROSS, Ga., Nov. 4, 2013 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended September 30, 2013 of $2.40 per diluted share and adjusted earnings of $2.66 per diluted share. Adjusted earnings per diluted share increased 91% over the prior year quarter.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Earnings per diluted share	$2.40	$1.14	$9.95	$3.45

Alternative fuel mixture credit tax reserve adjustment	―	―	(3.46)	―
Restructuring and other costs and operating losses and transition costs due to plant closures	0.26	0.19	0.81	0.80
Loss on extinguishment of debt	―	0.06	―	0.23

Adjusted earnings per diluted share	$2.66	$1.39	$7.30	$4.48

Fourth Quarter Results

  Net sales of $2,485 million for the fourth quarter of fiscal 2013 increased $131 million compared to the fourth quarter of fiscal 2012. Segment income of $332 million increased $123 million or 59% over the prior year quarter.
  RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the fourth quarter of fiscal 2013 were $0.26 per diluted share after-tax. These costs primarily consisted of $19 million of pre-tax facility closure charges and $7 million of pre-tax acquisition and integration costs. The pre-tax facility closure charges primarily consisted of severance and other employee costs, equipment impairments and carrying costs for facilities acquired in the Smurfit-Stone acquisition that were partially offset by gains on the sale of previously closed facilities.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "We are pleased with our record adjusted earnings and cash flow in the September quarter and for all of fiscal 2013. We expect to continue to improve our business performance and generate strong free cash flow during fiscal 2014. With our leverage ratio now below two times for the first time since March 2011, we have significant flexibility to take advantage of opportunities to invest in our business and return capital to shareholders through dividends and stock repurchases."

Segment Results

Containerboard and Paperboard Tons Shipped

Containerboard shipments of approximately 1,825,000 tons decreased approximately 34,000 tons compared to the prior year quarter due to lower domestic sales. Consumer Packaging segment paperboard and pulp shipments of approximately 366,000 tons increased approximately 16,000 tons over the prior year quarter.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $147 million to $1,744 million and segment income increased $125 million to $238 million in the fourth quarter of fiscal 2013 compared to the prior year quarter. The increased sales and earnings are primarily related to higher selling prices and increased synergies that were partially offset by higher commodity and other costs. In addition, segment income included a $12 million gain related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition and a $9 million gain related to the termination of a steam supply contract at our Solvay recycled containerboard mill, net of boiler start-up costs. Corrugated Packaging segment EBITDA margin was 20.0% for the fourth quarter of fiscal 2013 up 630 basis points from the 13.7% in the prior year quarter, the highest such segment EBITDA margin since the Smurfit-Stone acquisition and primarily represents higher pricing, increased synergy realization and continued operating performance improvements.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $11 million and segment income declined $10 million in the fourth quarter of fiscal 2013 compared to the prior year quarter. Segment income in the fourth quarter of fiscal 2012 included $18 million received in connection with the termination and settlement of a paperboard supply agreement, net of legal fees in the period, and segment income in the current year fourth quarter included approximately $8 million related to a partial insurance settlement of property damage claims associated with the prior year Demopolis turbine failure. Additionally, segment income was impacted primarily by higher commodity and other costs that were partially offset by generally higher selling prices and volumes. Consumer Packaging segment EBITDA margin was 17.0% for the fourth quarter of fiscal 2013, driven by higher SBS, URB and pulp pricing and continued operating execution.

Recycling Segment

Recycling segment net sales increased $12 million over the prior year fourth quarter to $276 million primarily as the impact of increased selling prices exceeded the impact of lower volumes. Segment income increased $7 million in the fourth quarter of fiscal 2013 compared to the prior year quarter primarily due to the impact of cost structure improvements.

Cash Provided From Operating, Financing and Investing Activities

Cash provided by operations was $310 million in the fourth quarter of fiscal 2013, after pension funding in excess of expense of $80 million. We reduced net debt (as defined) by $176 million in the September quarter to $2.81 billion and our Leverage Ratio (as defined) was 1.95 times.  Total debt was $2.84 billion at September 30, 2013. We invested $133 million in capital expenditures and returned $22 million in dividends to our shareholders.

Capital Allocation

The RockTenn board of directors approved an increase in the Company's available share repurchase authorization from 1.8 million to 5.0 million shares of Class A common stock, to be completed from time to time at the Company's discretion. In October 2013, the board authorized an increase of our dividend to $0.35 per share of Class A common stock payable on November 18, 2013, a 16.7% increase from the dividend declared in July 2013 and representing an annualized rate of $1.40 per share.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2013 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on November 5, 2013. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through November 19, 2013 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things our belief that we expect to continue to improve our business performance and generate strong free cash flow during fiscal 2014, as well as having significant flexibility to take advantage of opportunities to invest in our business and return capital to shareholders through dividends and stock repurchases. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from the Smurfit-Stone acquisition, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

NET SALES	$ 2,485.1	$ 2,353.8	$ 9,545.4	$ 9,207.6

Cost of Goods Sold	1,930.0	1,933.9	7,698.9	7,674.9

Gross Profit	555.1	419.9	1,846.5	1,532.7
Selling, General and Administrative Expenses	250.0	242.4	954.3	927.5
Restructuring and Other Costs, net	26.0	23.1	78.0	75.2

Operating Profit	279.1	154.4	814.2	530.0
Interest Expense	(25.0)	(28.0)	(106.9)	(119.7)
Loss on Extinguishment of Debt	--	(6.3)	(0.3)	(25.9)
Interest Income and Other Income (Expense), net	1.0	0.2	(0.9)	1.3
Equity in Income of Unconsolidated Entities	1.7	0.5	4.6	3.4

INCOME BEFORE INCOME TAXES	256.8	120.8	710.7	389.1

Income Tax (Expense) Benefit	(78.5)	(37.4)	21.8	(136.9)

CONSOLIDATED NET INCOME	178.3	83.4	732.5	252.2

Less: Net Income Attributable to Noncontrolling Interests	(1.8)	(1.1)	(5.2)	(3.1)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$ 176.5	$ 82.3	$ 727.3	$ 249.1

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company
shareholders	$ 176.5	$ 82.3	$ 727.3	$ 249.1
Less: Distributed and undistributed income available to participating securities	--	(0.1)	(0.2)	(0.7)
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 176.5	$ 82.2	$ 727.1	$ 248.4

Diluted weighted average shares outstanding	73.4	72.4	73.1	72.1

Diluted earnings per share	$ 2.40	$ 1.14	$ 9.95	$ 3.45

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

NET SALES:

Corrugated Packaging	$ 1,744.3	$ 1,597.3	$ 6,662.1	$ 6,171.2
Consumer Packaging	671.5	660.6	2,554.1	2,557.5
Recycling	276.0	264.4	1,073.4	1,228.8
Intersegment Eliminations	(206.7)	(168.5)	(744.2)	(749.9)

TOTAL NET SALES	$ 2,485.1	$ 2,353.8	$ 9,545.4	$ 9,207.6

SEGMENT INCOME:

Corrugated Packaging (1)	$ 238.0	$ 112.6	$ 679.9	$ 364.0
Consumer Packaging	89.0	98.8	294.6	347.2
Recycling	4.6	(2.8)	14.4	7.1

TOTAL SEGMENT INCOME	$ 331.6	$ 208.6	$ 988.9	$ 718.3

Restructuring and Other Costs, net	(26.0)	(23.1)	(78.0)	(75.2)
Non-Allocated Expenses	(24.8)	(30.6)	(92.1)	(109.7)
Interest Expense	(25.0)	(28.0)	(106.9)	(119.7)
Loss on Extinguishment of Debt	--	(6.3)	(0.3)	(25.9)
Interest Income and Other Income (Expense), net	1.0	0.2	(0.9)	1.3

INCOME BEFORE INCOME TAXES	$ 256.8	$ 120.8	$ 710.7	$ 389.1

(1) After $6.7 million of pre-tax losses at our Matane, Quebec containerboard mill in the twelve months ended September 30, 2012 and after inventory step-up expense of $0.2 and $0.8 million pre-tax in the three and twelve months ended September 30, 2012, respectively.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 178.3	$ 83.4	$ 732.5	$ 252.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	142.5	137.6	552.2	534.3
Deferred income tax expense (benefit)	71.0	32.7	(44.3)	123.4
Loss on extinguishment of debt	--	6.3	0.3	25.9
Share-based compensation expense	10.8	8.1	46.5	29.2
(Gain) loss on disposal of plant and equipment and other, net	(9.3)	2.9	(13.9)	(10.0)
Equity in income of unconsolidated entities	(1.7)	(0.5)	(4.6)	(3.4)
Settlement of interest rate swaps	--	--	--	(2.8)
Pension and other postretirement funding more than expense	(79.6)	(143.1)	(167.1)	(305.4)
Impairment adjustments and other non-cash items	6.0	10.1	21.2	29.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(21.9)	(8.3)	(63.2)	55.5
Inventories	(58.6)	(1.4)	(122.8)	7.1
Other assets	21.6	26.6	(13.1)	(17.8)
Accounts payable	53.5	(42.1)	87.5	(77.8)
Income taxes	(5.0)	2.7	(13.8)	13.3
Accrued liabilities and other	2.3	0.3	35.1	3.8

NET CASH PROVIDED BY OPERATING ACTIVITIES	309.9	115.3	1,032.5	656.7

INVESTING ACTIVITIES:

Capital expenditures	(133.3)	(104.1)	(440.4)	(452.4)
Cash paid for the purchase of a leased facility	--	(17.0)	--	(17.0)
Cash paid for purchase of businesses, net of cash acquired	(0.1)	(5.1)	(6.3)	(125.6)
Investment in unconsolidated entities	(0.1)	--	(0.1)	(1.7)
Return of capital from unconsolidated entities	0.2	0.2	1.0	1.8
Proceeds from sale of property, plant and equipment	14.9	3.4	26.8	40.5
Proceeds from property, plant and equipment insurance settlement	7.7	--	15.4	10.2

NET CASH USED FOR INVESTING ACTIVITIES	(110.7)	(122.6)	(403.6)	(544.2)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	--	693.3	--	1,442.2
Additions to revolving credit facilities	4.1	437.5	99.0	748.1
Repayments of revolving credit facilities	(74.0)	(615.5)	(146.2)	(759.8)
Additions to debt	50.8	12.8	277.0	326.6
Repayments of debt	(167.0)	(484.3)	(787.4)	(1,803.6)
Debt issuance costs	(0.2)	(9.7)	(2.0)	(16.2)
Cash paid for debt extinguishment costs	--	(0.1)	(0.1)	(14.0)
Issuances of common stock, net of related minimum tax withholdings	2.5	4.8	3.5	5.2
Excess tax benefits from share-based compensation	1.2	(0.8)	6.0	10.0
Advances from unconsolidated entity	0.3	0.5	1.2	0.2
Cash dividends paid to shareholders	(21.6)	(14.1)	(75.3)	(56.5)
Cash distributions to noncontrolling interests	(1.0)	(0.4)	(4.9)	(0.8)

NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(204.9)	24.0	(629.2)	(118.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	1.0	(0.5)	1.6

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5.9)	17.7	(0.8)	(4.5)

Cash and cash equivalents at beginning of period	42.3	19.5	37.2	41.7

Cash and cash equivalents at end of period	$ 36.4	$ 37.2	$ 36.4	$ 37.2

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$ 6.7	$ 3.4	$ 22.0	$ (9.6)
Interest, net of amounts capitalized	38.4	39.2	98.8	114.8

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	September 30,
	2013	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 36.4	$ 37.2
Restricted cash	9.3	40.6
Accounts receivable (net of allowances of $26.8 and $26.9)	1,134.9	1,075.6
Inventories	937.9	861.9
Other current assets	297.9	174.5

TOTAL CURRENT ASSETS	2,416.4	2,189.8

Property, plant and equipment at cost:
Land and buildings	1,203.1	1,207.7
Machinery and equipment	6,467.8	6,121.7
Transportation equipment	13.8	13.6
Leasehold improvements	24.7	20.0
	7,709.4	7,363.0
Less accumulated depreciation and amortization	(2,154.7)	(1,751.6)
Net property, plant and equipment	5,554.7	5,611.4
Goodwill	1,862.1	1,865.3
Intangibles, net	699.4	795.1
Other assets	200.8	225.5

TOTAL ASSETS	$ 10,733.4	$ 10,687.1

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$ 2.9	$ 261.3
Accounts payable	802.1	708.9
Accrued compensation and benefits	249.0	211.4
Other current liabilities	189.4	226.7

TOTAL CURRENT LIABILITIES	1,243.4	1,408.3

Long-term debt due after one year	2,841.9	3,151.2
Pension liabilities	975.2	1,493.1
Postretirement medical liabilities	118.3	154.2
Deferred income taxes	1,063.1	888.8
Other long-term liabilities	165.4	173.9
Redeemable noncontrolling interests	13.3	11.4

Total Rock-Tenn Company shareholders' equity	4,312.3	3,405.7
Noncontrolling interests	0.5	0.5
Total Equity	4,312.8	3,406.2

TOTAL LIABILITIES AND EQUITY	$ 10,733.4	$ 10,687.1

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2011	$ 50.3	$ 37.0	$ (30.1)	$ 83.9	$ 141.1
2012	76.7	31.9	58.2	82.3	249.1
2013	86.0	324.7	140.1	176.5	727.3

Diluted Earnings (Loss) per Share
2011	$ 1.27	$ 0.92	$ (0.60)	$ 1.17	$ 2.77
2012	1.06	0.44	0.81	1.14	3.45
2013	1.18	4.45	1.91	2.40	9.95

Depreciation & Amortization
2011	$ 36.7	$ 37.2	$ 73.5	$ 130.9	$ 278.3
2012	132.7	132.6	131.4	137.6	534.3
2013	138.1	139.2	132.4	142.5	552.2

Capital Expenditures
2011	$ 28.5	$ 30.3	$ 48.7	$ 91.9	$ 199.4
2012	81.6	120.6	146.1	104.1	452.4
2013	92.0	102.0	113.1	133.3	440.4

Mill System Operating Rates
2011	95.4%	98.3%	96.7%	99.1%	97.9%
2012	96.4%	90.6%	92.4%	97.7%	94.3%
2013	97.6%	96.1%	98.2%	97.1%	97.2%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Net Sales
2011	$ 198.3		$ 209.4		$ 734.5		$ 1,626.5		$ 2,768.7
2012	1,522.8		1,505.9		1,545.2		1,597.3		6,171.2
2013	1,589.9		1,608.4		1,719.5		1,744.3		6,662.1
Corrugated Packaging Intersegment Net Sales
2011	$ 9.4		$ 11.1		$ 21.3		$ 39.9		$ 81.7
2012	32.3		30.8		28.7		29.8		121.6
2013	28.2		28.4		26.7		30.1		113.4
Corrugated Packaging Segment Income
2011	$ 37.4		$ 30.1		$ 80.0	(1)	$ 153.6	(2)	$ 301.1
2012	109.7	(3)	75.4	(4)	73.6	(5)	112.8	(6)	371.5
2013	137.8		107.7		196.4		238.0		679.9
Return On Sales
2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%
2012	7.2%	(3)	5.0%	(4)	4.8%	(5)	7.1%	(6)	6.0%
2013	8.7%		6.7%		11.4%		13.6%		10.2%

Containerboard Shipments (7)
2011	247.4		243.9		850.7		1,914.4		3,256.4
2012	1,832.0		1,695.9		1,722.9		1,859.1		7,109.9
2013	1,816.6		1,721.1		1,830.1		1,825.2		7,193.0

Bleached Linerboard Shipments
2011	--		--		12.9		29.8		42.7
2012	29.3		28.5		32.3		31.0		121.1
2013	30.2		30.9		32.6		33.6		127.3

Pulp Shipments
2011	--		--		28.7		71.2		99.9
2012	75.0		61.5		73.8		77.0		287.3
2013	73.4		62.1		68.1		68.7		272.3

Corrugated Containers Shipments - BSF (8)
2011	2.6		2.9		9.1		19.3		33.9
2012	19.0		19.1		19.5		19.7		77.3
2013	19.2		18.9		19.7		19.3		77.1

Corrugated Containers Per Shipping Day - MMSF (8)
2011	43.1		45.2		144.7		301.4		134.6
2012	317.2		298.3		309.3		313.0		309.3
2013	314.1		305.4		308.7		306.2		308.6

(1) Excludes $55.4 million of inventory step-up expense.
(2) Excludes $4.0 million of inventory step-up expense.
(3) Excludes $0.4 million of inventory step-up expense.
(4) Excludes $6.7 million of operating losses at the recently closed Matane, Quebec containerboard mill.
(5) Excludes $0.2 million of inventory step-up expense.
(6) Excludes $0.2 million of inventory step-up expense.
(7) Includes Kraft Paper of 7.3, 18.7, 2.7 and 0.5 in fiscal 3q11, 4q11, 1q12 and 2q12, respectively.
(8) MMSF - millions of square feet and BSF - billons of square feet

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2011	$ 544.5	$ 567.8	$ 579.6	$ 667.9	$ 2,359.8
2012	620.4	647.6	628.9	660.6	2,557.5
2013	611.3	626.5	644.8	671.5	2,554.1
Consumer Packaging Intersegment Net Sales
2011	$ 3.8	$ 3.9	$ 6.8	$ 9.0	$ 23.5
2012	7.6	6.2	6.1	5.3	25.2
2013	6.4	6.1	6.4	6.7	25.6
Consumer Packaging Segment Income
2011	$ 71.0	$ 61.0	$ 61.1	$ 82.1	$ 275.2
2012	80.3	84.4	83.7	98.8	347.2
2013	66.5	63.1	76.0	89.0	294.6
Return on Sales
2011	13.0%	10.7%	10.5%	12.3%	11.7%
2012	12.9%	13.0%	13.3%	15.0%	13.6%
2013	10.9%	10.1%	11.8%	13.3%	11.5%

Recycled Paperboard Shipments (1)
2011	224.5	239.3	238.2	241.0	943.0
2012	222.8	236.8	231.8	237.9	929.3
2013	231.5	241.1	247.3	253.5	973.4

Bleached Paperboard Shipments
2011	84.4	85.1	77.4	88.0	334.9
2012	83.8	87.4	91.5	90.3	353.0
2013	87.6	79.0	87.6	85.4	339.6

Pulp Shipments
2011	22.1	24.0	20.9	25.1	92.1
2012	24.9	25.1	24.3	21.9	96.2
2013	26.7	18.9	28.1	26.8	100.5

Consumer Packaging Converting Shipments - BSF (2)
2011	5.0	5.2	5.2	5.3	20.7
2012	5.0	5.2	5.1	5.2	20.5
2013	4.9	5.2	5.3	5.3	20.7

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2011	82.2	83.0	82.1	82.5	82.4
2012	83.5	81.0	80.6	83.1	82.0
2013	81.0	83.9	82.3	84.3	82.9

(1) Recycled paperboard tons include coated and specialty paperboard, including gypsum paperboard liner tons by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.
(2) MMSF - millions of square feet and BSF - billons of square feet

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Recycling Segment Net Sales
2011	$ 41.9	$ 40.8	$ 147.4	$ 355.8	$ 585.9
2012	329.4	296.1	338.9	264.4	1,228.8
2013	251.8	271.0	274.6	276.0	1,073.4
Recycling Intersegment Net Sales
2011	$ 10.4	$ 10.1	$ 51.3	$ 137.8	$ 209.6
2012	165.0	129.7	175.0	133.4	603.1
2013	131.3	146.5	157.5	169.9	605.2
Recycling Segment Income
2011	$ 2.3	$ 2.6	$ 4.6	$ 5.3	$ 14.8
2012	3.5	4.2	2.2	(2.8)	7.1
2013	4.3	3.5	2.0	4.6	14.4
Return on Sales
2011	5.5%	6.4%	3.1%	1.5%	2.5%
2012	1.1%	1.4%	0.6%	(1.1)%	0.6%
2013	1.7%	1.3%	0.7%	1.7%	1.3%

Fiber Reclaimed and Brokered
2011	211.6	213.7	773.9	1,759.6	2,958.8
2012	2,064.5	1,996.9	2,039.7	2,014.5	8,115.6
2013	1,945.0	1,802.5	1,819.2	1,826.6	7,393.3

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure "net debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for the current quarter and the prior quarter.

(In Millions)	September 30,	June 30,
	2013	2013

Current Portion of Debt	$2.9	$54.1
Long-Term Debt Due After One Year	2,841.9	2,972.3
Total Debt	2,844.8	3,026.4
Less: Cash and Cash Equivalents	(36.4)	(42.3)
Net Debt	$2,808.4	$2,984.1

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins," along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending September 30, 2013:

(In Millions, except percentages)

	Corrugated Packaging	Consumer Packaging	Recycling	Corporate /Other	Consolidated

Segment Net Sales	$1,744.3	$671.5	$276.0	$ (206.7)	$2,485.1

Segment Income	$238.0	$89.0	$4.6		$331.6
Depreciation and Amortization	110.9	25.0	3.0	3.6	142.5
EBITDA	$348.9	$114.0	$7.6

Segment EBITDA Margins	20.0%	17.0%	2.8%

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2013 calculation, our Leverage Ratio was 1.95 times. Our maximum permitted Leverage Ratio under the Credit Facility at September 30, 2013 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended September 30, 2013, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months
Ended
September 30, 2013

Consolidated Net Income	$732.5
Interest Expense, net	96.4
Income Taxes	(21.8)
Depreciation and Amortization	552.2
Additional Permitted Charges	124.0
Credit Agreement EBITDA	$1,483.3

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	September 30,
2013

Current Portion of Debt	$ 2.9
Long-Term Debt Due After One Year	2,841.9
Total Debt	2,844.8
Plus: Letters of Credit, Guarantees and Other Adjustments	55.0
Total Funded Debt	$ 2,899.8

Credit Agreement EBITDA for the Twelve Months Ended September 30, 2013	$ 1,483.3

Leverage Ratio	1.95

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures "adjusted net income" and "adjusted earnings per diluted share". Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2013	2012	2013	2012

Net income attributable to Rock-Tenn Company shareholders	$176.5	$82.3	$727.3	$249.1

Alternative fuel mixture credit tax reserve adjustment	—	—	(252.9)	—
Restructuring and other costs and operating losses and transition costs due to plant closures	19.1	14.0	59.1	57.8
Loss on extinguishment of debt	—	4.0	0.2	16.3
Acquisition inventory step-up	—	0.1	—	0.5

Adjusted net income	$195.6	$100.4	$533.7	$323.7
CONTACT: RockTenn
         John Stakel, SVP-Treasurer, 678-291-7901